EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                     TO THE
              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      TEXAS MERIDIAN RESOURCES CORPORATION

      Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation:

                                   ARTICLE ONE

      The name of the corporation is Texas Merdian Resources Corporation.

                                   ARTICLE TWO

      The following amendment to the Second Amended and Restated Articles of Incorporation was adopted by the shareholders of the corporation on June 19, 1997.

      The following amendment alters or changes Article One of the original Second Amended and Restated Articles of Incorporation and the full text of each provision altered is as follows:

                                   ARTICLE ONE

      The name of the corporation is The Meridian Resource Corporation.

                                  ARTICLE THREE

      The number of shares of the corporation outstanding at the time of such adoption was 14,393,304 and the number of shares entitled to vote thereon was 14,293,097.

                                  ARTICLE FOUR

      The number of shares voted for such amendment was 11,846,751; and the number of shares voted against such amendment was 59,273.

      Dated:  June 19, 1997.

                                            TEXAS MERIDIAN RESOURCES CORPORATION

                                            By /s/ JOSEPH A. REEVES, JR.
                                                   Joseph A. Reeves, Jr.
                                                  Chief Executive Officer